                                                                     Exhibit 2.1


                            STOCK PURCHASE AGREEMENT



         AGREEMENT made the 13th day of August 2002 by and among DIVERSIFIED SECURITY SOLUTIONS, INC. ("DVS"), having an address at 280 Midland Avenue, Saddle Brook, New Jersey 07663, PHOTO SCAN SYSTEMS, Inc. ("Buyer"), a California corporation having an office at 3281 San Fernando Road, Los Angeles, CA 90065, NATIONAL SAFE OF CALIFORNIA, INC. ("Company"), a California corporation having an address at 2334 West Valencia Avenue, Fullerton, California 92833 and LEE A. KANN ("Seller") an individual having an address at 1406 Janeen Way, Anaheim, California 92801.

                              W I T N E S S E T H:

         WHEREAS, Seller is the owner of Five Thousand (5,000) shares (the "Shares") of the capital stock, without par value, of the Company, which Shares constitute all of the presently issued and outstanding securities of the Company of every class;

         WHEREAS, Seller, has agreed to sell, and Buyer has agreed to purchase, all of the Shares upon the terms, subject to the conditions and in reliance on the representations and warranties hereinafter set forth;

         NOW, THEREFORE, in consideration of the respective agreements hereinafter set forth, the parties agree as follows:

         ARTICLE I. Sale of Shares, Consideration, Payment and Related Matters. On the basis of the representations and warranties contained in and subject to the terms and conditions of this Agreement:

         1.01 Sale. Seller shall at the Closing (as hereinafter defined) sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, the Shares, free and clear of all liens, claims, charges, equities, encumbrances, restrictions and voting agreements of every kind, for the consideration, and payable as, hereinafter provided.

Certificates for the Shares shall be delivered by Seller to Buyer at the Closing duly endorsed, or accompanied by stock powers duly endorsed, in blank. The certificates for the Shares and stock powers, if any, shall be delivered at the Closing to the Company which shall promptly issue new certificates for the Shares, in the same amounts, in the name of Buyer.

         1.02 Purchase Price and Payment.

         1.02(a) Subject to the provisions and adjustments hereinafter set forth in this Article, the aggregate purchase price for the Shares shall be $2,000,000 (the "Purchase Price"). The Purchase Price assumes that at the Closing, Company shall have cash and/or account receivables of $400,000 ("Liquid Assets"). If the Closing Financial Statements (as defined below) show that as of the Closing, the Company's Liquid Assets are less than $400,000, the Purchase Price will be reduced pro rata by the amount of the deficit. In the event that as of the Closing, the Closing Financial Statements show that the Liquid Assets are greater than $400,000, the Purchase Price will be increased by a total of 80% of the surplus over and above $400,000. The number of adjustment Shares issued hereunder shall be determined using the Closing Stock Price (as defined below).

         The Purchase Price subject to the terms and conditions of this Agreement and to the adjustment provided for in this Section shall be paid at the Closing in fully paid, and nonassessable shares of the Common Stock of DVS (the "Common Stock"), the parent company of Buyer. The number of shares of Common Stock that Seller shall receive shall be 283,566 which was determined by dividing the Purchase Price by the average closing sale price of DVS's Common Stock on the American Stock Exchange for the 10 trading days ending 5 trading days immediately prior to the Closing (the "Closing Stock Price"). DVS will issue to Seller one stock certificate for 212,675 shares (the "Escrow Property") representing $1,500,000 of the Purchase Price, which shall be held in Escrow along with a stock power that is medallion guaranteed as provided herein and one stock certificate for 70,891 shares representing $500,000 of the Purchase Price.

         1.02(b) At the Closing, Buyer shall loan Seller $500,000, which loan shall be subject to the terms and conditions of the promissory note payable to Buyer attached hereto as Exhibit 1.02(b).

         1.02(c) In the event that one year from the date of the Closing (the "Reference Date"), the then Current Market Price (as that term is hereinafter defined) of one share of Buyer's Common Stock is less than $7.053, DVS and/or Buyer shall at their sole discretion, within 10 days after the Reference Date, either purchase the Escrow Property for $1,500,000 provided however, if the Purchase Price is adjusted pursuant to Section 1.02(a) then the amount of this payment will be adjusted on a pro rata basis according to the adjustment in the Purchase Price (the "Purchase Option") or pay Seller an amount equal to the difference between (i) $1,500,000 and (ii) 212,675 (provided however, if the Purchase Price is adjusted pursuant to Section 1.02(a) then this number will also be adjusted on a pro rata basis according to the adjustment in the Purchase Price) multiplied by the average closing sale price of the Common Stock on the American Stock Exchange for the 10 trading days immediately prior to the Reference Date (the "Current Market Price"), such payment hereinafter referred to herein as the ("Difference Payment"). If the Common Stock is no longer traded on the American Stock Exchange, the Current Market Price for the Common Stock shall be the last sale price of the Common Stock on Nasdaq or any other automated quotation system or, if the Common Stock shall not be included in any automated quotation system, the closing ask quotation for the Common Stock as reported by the National Quotation Bureau Incorporated. If the Common Stock is not trading on any of the above mentioned markets, the Current Market Price shall be the fair market value of Common Stock on the Reference Date as determined by a member firm of the New York Stock Exchange, Inc. selected by the Board of Directors, provided such firm shall be reasonably acceptable to Seller.

         1.02(d) Promptly following the Closing, the accounting firm of Mary Cottrell, CPA, or such other recognized firm as Buyer may designate (the "Auditor"), shall audit the balance sheet of the Company as of June 30, 2002 and shall prepare (i) an unaudited balance sheet for the interim period ending on the day proceeding the Closing (the audited and unaudited balance sheets are referred to herein as the "Closing Balance Sheet"), (ii) the related audited statements of operations, changes in equity and cash flows for the two years than ended and (iii) an unaudited interim statement of operations for the interim period beginning on July 1, 2002 and ending on the day preceding the Closing (the audited and unaudited statement of operations are referred to herein as the "Closing Statement of Operations, Changes in Equity and Cash Flows") (the Closing Balance Sheet and Closing Statement of Operations, changes in Equity and Cash Flows being hereinafter collectively referred to as the "Closing Financial Statements"). The Closing Financial Statements shall be prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP), except that the unaudited financial statements may omit footnote disclosure. The Closing Financial Statements shall include a balance sheet as of December 31, 2001 and statements of operations, changes in equity and cash flows for the two years then ended. Seller hereby agrees to cooperate fully with such Auditor and provide such Auditor with any reasonable assistance such Auditor may request from Seller in connection with the performance of such audit. Notwithstanding the foregoing, buyer acknowledges that the audit is its sole responsibility. Seller will pay up to a total of $5,000 of the fees and expenses incurred in conducting the audit and preparing the financial statements contemplated herein. Copies of the proposed Closing Financial Statements shall be delivered to Buyer and Seller not later than 45 days after the Closing and shall be deemed accepted by them as the final Closing Financial Statements unless written objection thereto, specifying any matters in dispute, is given by either Buyer or Seller to the other within 10 days following receipt thereof. Should written objection be made by either Buyer or Seller as aforesaid, the parties shall attempt in good faith to resolve any matters in dispute following which they shall prepare final Closing Financial Statements reflecting any adjustments or changes agreed to by them in the proposed Closing Financial Statements; provided, however, if the Seller and the Buyer are unable to agree on the Closing Financial Statements, the dispute shall be submitted to binding arbitration before the American Arbitration Association in Orange County, California under its rules for Commercial Arbitrations. The Buyer and Seller will each pay one-half of the fees and costs of the American Arbitration Association, and shall each pay their own costs and attorney's fees incurred therein.

         1.02 (e) The Escrow Property shall be established by a separate agreement (the "Escrow Agreement"). The form of the Escrow Agreement is attached hereto as Exhibit 1.02 (d). Milberg Weiss Bershad Hynes & Lerach LLP shall act as the escrow agent (the "Escrow Agent") and the Escrow Property shall be held pursuant and subject to this Agreement and the Escrow Agreement. After the parties have agreed on the Closing Financial Statements, if such statements show that the Liquid Assets are less than $400,000, Buyer will promptly make the adjustment required by Section 1.02(a) and DVS will send to the Escrow Agent a stock certificate representing the adjusted Purchase Price and Escrow Agent will send such certificate that it was holding in escrow to DVS or its transfer agent. If the Closing

Financial Statements show that the Liquid Assets are greater than $400,000, Buyer will promptly make the adjustments required by Section 1.02 (a) and DVS will promptly send Escrow Agent a certificate for such additional shares required by such adjustment (the "Additional Certificate") and such Additional Certificate will become part of the Escrow Property. If one year from the date of the Closing, the Common Stock is equal to or greater than $7.053 per share, then Escrow Agent shall promptly send the Escrow Property to Seller; provided, however, if the Common Stock is less than $7.053 per share, then, within the time permitted by Section 1.02(c) Buyer shall provide Seller and Escrow Agent with written notice of whether it has elected the Purchase Option or the Difference Payment. If the Buyer shall have chosen the Purchase Option, it shall send Escrow Agent a check (or other certified funds) made payable to Seller in the amount of Purchase Option, wherein Escrow Agent will promptly after receipt of such check send it to Seller and send the Escrow Property to Buyer provided however, if Buyer and Seller agree in writing Buyer may make a wire transfer to Seller in lieu of the aforementioned check. If the Buyer shall have chosen the Difference Payment, Escrow Agent will promptly send the Escrow Property to Seller.

         1.03 Undisclosed Liabilities. If during the ninety (90) day period commencing with the date of the Closing, Buyer determines that the Company is liable or potentially liable for a Material Undisclosed Liability (as defined herein), Buyer shall promptly give written notice thereof to Seller. Such notice shall specify the name, address, basis and amount of the Material Undisclosed Liability and shall be accompanied by any written support then available to Buyer. Within five (5) days of receipt of said notice, Seller shall either (i) notify Buyer that Seller does not dispute the claim, in which case the amount necessary to satisfy the Material Undisclosed Liability shall be paid to the Buyer; or (ii) notify Buyer that the claimed Material Undisclosed Liability is disputed, in which case Seller and Buyer shall thereafter attempt in good faith to negotiate with the party claiming such liability a resolution of the asserted Material Undisclosed Liability on terms reasonably satisfactory to the Seller and Buyer. As used herein, the term Material Undisclosed Liability shall mean a debt, obligation, contract, tort, claim or other liability claimed by any person, firm or entity against Company, other than claims the Company's usual and customary operating expenses incurred in the ordinary course of business.

         ARTICLE II. Closing and Related Matters.

         2.01 Closing. Consummation of the transitions provided for in this Agreement shall be effective as of August 13, 2002 (the "Closing").

         ARTICLE III. Representations and Warranties of Seller. Seller represents and warrants to and agrees with Buyer as set forth in Exhibit 3 to this Agreement.

         ARTICLE IV. Representations and Warranties of Buyer. Buyer represents and warrants to and agrees with Seller as set forth in Exhibit 4 to this
Agreement:

         ARTICLE V. Pre-Closing Matters.

         5.01 Information as to Operations of the Company. Until the Closing:

         5.01(a) The Company shall, and Seller shall cause the Company to, afford to Buyer, its attorneys, accountants and other representatives, upon reasonable request, full and free access during normal business hours to all properties, books, records and other documents of the Company, including the right to make extracts there from or copies thereof, and shall furnish Buyer with, or with copies of, all such agreements, documents and records, financial and operating data and other information concerning the Company as Buyer may reasonably request. Buyer shall hold in strict confidence and shall not use or otherwise publicly disclose, and shall cause its officers, attorneys, accountants and other representatives to hold in strict confidence and not to use or publicly disclose, all information so furnished or made available by the Company which the Company indicates in advance is confidential other than information which is or becomes publicly available or otherwise in the public domain. Should this Agreement be terminated or the transactions contemplated hereby not be consummated for any reason, Buyer shall, upon written request from Seller, return to the Company all written information so furnished and all copies thereof and extracts therefrom.

         5.01(b) The Company shall, and the Seller shall cause the Company to, refrain from taking or omitting to take any action or entering into any transaction which, had such action been taken or omitted or such transaction entered into immediately prior to execution of this Agreement, would have caused any of the representations, warranties or agreements of Seller or the Company in this Agreement to be untrue, incorrect or inaccurate in any material respect as of the time of execution of this Agreement or would cause any such representations, warranties or agreements to be untrue, incorrect or inaccurate in any material respect as of the time immediately following such action, omission or transaction or as of the date of Closing. Without limiting the generality of the foregoing, except as otherwise set forth or provided in the Seller's Schedule, the Company shall and Seller shall cause the Company to (i) conduct its business only in the usual, regular and ordinary course in the same manner as heretofore, (ii) use its best efforts to preserve its business, properties and assets, maintain its business organization intact, keep available the services of its present officers and employees and preserve its goodwill and existing relationships with customers, suppliers and others having dealings with it, (iii) maintain its properties in customary repair, order and condition, reasonable use and wear and tear accepted, (iv) maintain insurance on its properties and with respect to the conduct of its business in amounts not less than and of such kinds as are comparable to the insurance in effect on the date of this Agreement, and (v) maintain its books, accounts and records in the usual, regular and ordinary manner.

         5.02 Adverse Circumstances.

         5.02(a) Seller and the Company shall promptly notify Buyer, as soon as any of them obtains knowledge, of any facts, circumstances or occurrences which have adversely affected or might reasonably be expected to adversely affect the business, properties, assets, financial condition or prospects of the Company or which could or reasonably might be expected to cause any of their representations, warranties or agreements in this Agreement to be untrue, incorrect or inaccurate in any material respect.

         5.02(b) Should Buyer elect to consummate the Closing after receipt of any notice pursuant to subsection 5.02(a), then, anything elsewhere in this Agreement to the contrary notwithstanding, Buyer shall be deemed to have waived any rights or claims which it might possess under this Agreement, or otherwise, against Seller or the Company with respect to the matters expressly referred to (but only if and to the extent such matters are adequately and properly referred to or disclosed) in such notice.

         ARTICLE VI. Conditions Precedent.

         6.01 Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transactions provided for in this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived, in whole or in part, by Buyer in its discretion):

         6.01(a) Each of the representations and warranties of Seller in, or in any instrument delivered in connection with or pursuant to, this Agreement shall, except as otherwise contemplated or permitted by this Agreement, be true and correct in all material respects on and as of the date of Closing as if made at and as of such time. Seller and the Company shall have each duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing. Buyer shall have received Seller's certificate, dated the date of Closing, to the foregoing effect.

         6.01(b) Buyer shall receive from Seller a general release dated the date of Closing of all then existing claims of every kind against the Company excluding, however, such claims, if any, as are expressly referred to or described in the Seller's Schedule.

         6.01(c) Seller and the Company shall have delivered to Buyer the minute and stock books of the Company and the resignation of all present directors and officers of the Company other than those, if any, designated by Buyer at or prior to the Closing.

         6.01(d) Buyer shall have received the opinion of Law Offices of Thomas
E. Elenbaas, Inc., counsel for Seller and the Company, dated the date of Closing, in substantially the form of Exhibit 6.01(d) attached hereto, to the effect that as set forth in Sections 3.01, 3.02 and 3.09 (to the best of its knowledge, based on its review of the corporate books and records but without having made any independent investigation thereof as to Sections 3.01 and 3.09),
(i) this Agreement has been duly executed and delivered by and constitutes the valid and legally binding obligation of Seller and the Company in accordance with its terms, (ii) upon the sale of the Shares to Buyer in accordance with this Agreement, Buyer will acquire good and marketable title thereto, free and clear of all liens, claims, equities, encumbrances, restrictions, options and voting agreements of every kind (assuming, for purposes of such opinion, that Buyer is a bona fide purchaser within the meaning of Article VIII of the Uniform Commercial Code) and (iii) such counsel, without however having made any independent investigation thereof, has no reason to believe that any of the other representations and warranties of Seller in this Agreement or in the certificate of Seller referred to in subsection 6.01(a) are untrue, incorrect or inaccurate in any material respect.

         6.01(e) All actions, proceedings, instruments, documents and other legal matters relating to the transactions provided for in this Agreement or incidental thereto shall be reasonably satisfactory to and approved by Milberg Weiss Bershad Hynes & Lerach LLP, counsel to Buyer, and Seller and the Company shall have furnished to such counsel all such instruments, documents and papers as such counsel may have reasonably requested for this purpose.

         6.02 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transactions provided for in this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived, in whole or in part, by Seller in its discretion):

         6.02(a) Each of the representations and warranties of Buyer in, or in any instrument delivered in connection with or pursuant to, this Agreement shall, except as otherwise contemplated or permitted by this Agreement, be true and correct in all material respects on and as of the date of Closing as if made at and as of such time. Buyer shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Seller shall have received Buyer's certificate, dated the date of Closing, to the foregoing effect.

         6.02(b) Seller shall have received the opinion of Milberg Weiss Bershad Hynes & Lerach LLP, counsel for Buyer, dated the date of Closing, in substantially the form of Exhibit 6.02(b) attached hereto, to the effect that as set forth in Section 4.01, 4.02 and 4.03 such counsel, without however having made any independent investigation thereof, has no reason to believe that any of the representations and warranties of Buyer in this Agreement or in the certificate of Buyer referred to in subsection 6.02(a) are untrue, incorrect or inaccurate in any material respect.

         6.02(c) All actions, proceedings, instruments, documents and other legal matters relating to the transactions provided for in this Agreement or incidental thereto shall be reasonably satisfactory to and approved by Law Offices of Thomas E. Elenbaas, Inc., counsel to Seller and the Company, and Buyer shall have furnished to such counsel all such instruments, documents and papers as such counsel may have reasonably requested for this purpose.

         6.03 Compliance with Conditions. All of the conditions to the obligations of Buyer and Seller respectively set forth in Sections 6.01 and 6.02 are and shall be deemed covenants and agreements by the other and also by the Company to comply with and fulfill such conditions as require action by it or them (to the extent within its or their power) and to use its commercially reasonable efforts to obtain compliance with and satisfaction of each such condition as requires action by any other party or persons, including any person not a party.

         ARTICLE VII. Additional Agreements of the Parties.

         7.01 Covenant Not to Compete.

         7.01(a) In order to induce Buyer to enter into and consummate the transactions provided for in this Agreement, Seller covenants and agrees that
(i) during the period of five (5) years following the date of Closing he will not, without the prior written consent of Buyer in each instance, directly or indirectly, whether for himself or for any other person and whether as proprietor, principal, stockholder, partner, agent, director, officer, employee, consultant, independent contractor or in any other capacity, engage in, or have any interest in any business or other entity that provides technology-based security solutions for commercial uses or which engages in, the manufacture, sale or distribution of commercial security related products anywhere in, or which has an office or place of business anywhere in, the continental United States or (ii) at any time after the Closing knowingly do any act which would impair the value of the business, operations or assets of, or injure the goodwill or reputation of, Buyer or the Company or divert any of its business or employees. Without limiting the generability of the foregoing, Seller agrees that during such five year period he will not solicit any business from any person, firm, corporation or entity which was a customer of the Company within the three year period prior to the Closing nor will he hire any person who was an employee of the Company at the date of Closing.

         7.01(b) Seller agrees that each provision of subsection 7.01(a) is reasonable and necessary for the protection of Buyer; that each such provision, and the period or periods of time, geographical areas and types and scopes of restrictions on his activities specified therein, are and are intended to be divisible; that if any portion thereof (including any sentence, clause or part) shall be held contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to any one or more periods of time, areas or business activities, or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect as to the other and remaining parts; and that any such invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable in such jurisdiction. Seller further recognizes and agrees that any violation of his agreement in subsection 7.01(a) would cause such damages to Buyer as would be irreparable and the exact amount of which would be impossible to ascertain and that, for such reason, among others, Buyer shall be entitled, as a matter of course, to injunctive relief from any court of competent jurisdiction restraining any further violation. Such right to injunctive relief shall be cumulative and in addition to and not in limitation of all other rights and remedies which Buyer may possess.

         7.02 Further Assurances. From and after the date of this Agreement and the date of Closing, the parties hereto shall from time to time, at the request of any other party and without further consideration, do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement without limiting the generability of the foregoing, the parties shall cooperate with each other (i) in connection with the filing of the Company's tax returns with respect to any period up to the Closing, (ii) the conducting of the audit contemplated by Section 1.02(d), and (ii) in the furnishing of information, evidence, testimony and other assistance in connection with any legal actions, proceedings or disputes involving any of the parties based upon any contracts, agreements, arrangements or other matters whether occurring prior or subsequent to the date of this Agreement and the date of Closing.

         7.03 Consulting Agreement. On the closing, Seller and Buyer shall execute and enter a consulting agreement substantially in the form of Exhibit
7.03 attached hereto.

         7.04 Press Release. Seller hereby agrees that after the execution of this Agreement by all parties, DVS may at its discretion issue a press release announcing the acquisition of the Company.

         7.05 Lease. On the Closing, Buyer shall execute and enter into a lease, substantially in the form of Exhibit 7.05 attached hereto for a term of six (6) months commencing as of the date of Closing for the premises located at 2334 West Valencia Avenue, Fullerton, California 92833.

         7.06 Licenses. Buyer acknowledges that Seller is the qualified and/or designated manager for the Company's alarm and locksmith's licenses. Within 60 days of the Closing, Buyer will take such steps as are necessary to substitute another person as the designated person for such licenses. Buyer will provide Seller's attorney with appropriate documentation showing such substitution was made. Buyer, further acknowledges that Ronald Aube and John Weaver are currently the Responsible Managing Employees on the C7, C61, D16 and HIC licenses issued to the Company by the State of California Contractor's License Board.

         ARTICLE VIII. Survival, Indemnification and Related Matters.

         8.01 Survival. All of the provisions of, and all of the representations, warranties, covenants and agreements of the parties in, or in any document or other instrument executed or delivered pursuant to or in connection with, this Agreement shall, unless waived, survive and continue in force and effect from and after the date of Closing and any investigation at any time made by or on behalf of any party.

         8.02 Indemnification. Buyer and Seller:

         8.02(a) Shall each indemnify and hold the other free and harmless from and against and shall reimburse the other for any and all claims, liabilities, damages, losses, judgments, costs and expenses including reasonable counsel fees and other reasonable out-of-pocket expenses (the foregoing being hereinafter collectively referred to as "damages") arising out of or resulting from any inaccuracy or inadequacy in or breach or default of any of its or his representations, warranties, covenants or agreements in, or in any document or other instrument executed or delivered pursuant to or in connection with, this Agreement.

         8.02(b) Shall give the other written notice of any claim, demand, action, suit or proceeding raised, brought, threatened, made or commenced against it or the Company relating to any matter to which the indemnification provisions of this Section 8.02 apply, and such other party shall have the right, at its expense, to participate in the settlement and defense thereof using counsel of its own choice. Failure to give such notice shall not, however, affect the liability of any other party under this Agreement unless such failure shall materially adversely prejudice the defense thereof by such other party. Nothing herein shall limit the right of any party to settle any claim, demand, action, suit or proceeding brought or threatened against it, provided, however, that in any such event no other party shall be bound by the amount or terms of any such settlement not consented to by it.

         8.02(c) The provisions of this Section 8.02 shall not be construed as a waiver by any party of any other rights or remedies which it may possess, whether under this Agreement, at law or in equity, arising out of or resulting from any breach or default of or inaccuracy or inadequacy in any other party's representations, warranties, covenants or agreements.

         ARTICLE IX. Miscellaneous.

         9.01 Broker. Seller shall pay any commission, including but not limited to the commission in the amount of $96,000 to be paid by Seller to Joseph Valentine, brokerage or finder's fee or similar payment of any broker agent or other person in connection with, or with the transaction provided for in, this Agreement, and seller agrees to indemnify the Buyer and hold it harmless from all liabilities arising from any such claim including, without limitation, (cost of counsel's fees and expenses in connection therewith).

         9.02 Expenses. Each party shall bear and pay all legal, accounting and other fees and expenses incurred by it in connection with, and with the transactions provided for in, this Agreement and the performance of all its obligations and agreements hereunder.

         9.03 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by first class registered or certified mail return receipt requested, or by first class mail if received, addressed to the parties at their respective addresses set forth or referred to on the first page and signature page of this Agreement, with copies to their respective counsel, Milberg Weiss Bershad Hynes & Lerach LLP, Att: Arnold N. Bressler, Esq., One Pennsylvania Plaza, New York, New York 10119, in the case of Buyer, and Law Offices of Thomas E. Elenbaas, Inc., in the case of Seller and the Company (until the Closing after which time copies of notices, requests, demands and other communications to the Company shall be sent to Milberg Weiss Bershad Hynes & Lerach LLP attn: Arnold N. Bressler, Esq.) or to such other person or address as may be designated by like notice hereunder.

         9.04 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns, but no other person shall acquire or have any rights under this Agreement.

         9.05 Entire Agreement; Modification; Waiver. This Agreement (as below defined) contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and understandings, if any, and there are no agreements, representations or warranties other than those set forth, provided for or referred to herein. All exhibits and schedules to this Agreement are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein, in any of such writings or elsewhere shall be deemed to refer to and include all such writings. Neither this Agreement nor any provisions hereof may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged. Any party may extend the time for or waive performance of any obligation of any other party or waive any inaccuracies in the representations or warranties of any other party or compliance by any other party with any of the provisions of this Agreement. No waiver of any such provisions or of any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provisions, breach or default, nor shall any such waiver constitute a continuing waiver.

         9.06 Interpretation.

         9.06(a) All pronouns and words used in this Agreement shall be read in the appropriate number and gender, the masculine, feminine and neuter shall be interpreted interchangeably and the singular shall include the plural and vice versa, as the circumstances may require.

         9.07 Applicable Law. This Agreement shall be a deemed to be a contract made under the laws of the State of California and for all purposes shall be construed in accordance with the laws of said state applicable to contracts made and to be performed entirely within such State. The Buyer and Seller each hereby
(i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the Superior Court of the State of California, County of Orange, or in the United States District Court for California, (ii) waive any objection which it or he may have now or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the Superior Court of the State of California, County of Orange and the United States District Court for California in any such suit, action or procedure. The Buyer and Seller each hereby further agree to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding in the Superior Court of the State of California, County of Orange, or in the United States District Court for

California, and agree that service of process upon a party hereto mailed by certified mail to party's address shall be deemed in every respect effective service of process upon such in any such suit, action or proceeding.

         9.08 Headings; Counterparts. The article and section headings in this Agreement are for reference purposes only and shall not define, limit or affect the meaning or interpretation of this Agreement. This Agreement is being executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                       PHOTO SCAN SYSTEMS, INC.



                                       BY: /s/ Michael Stretton
                                           -------------------------------------
                                           Name:  Michael Stretton
                                           Title: Executive Vice President



                                       DIVERSIFIED SECURITY SOLUTIONS, INC.



                                       BY: /s/ Irvin Witcosky
                                           -------------------------------------
                                           Name: Irvin Witcosky
                                           Title: President & Secretary


                                       NATIONAL SAFE OF CALIFORNIA, INC.



                                       By: /s/ Lee A. Kann
                                           -------------------------------------
                                           Name:  Lee A.Kann
                                           Title: President



                                           /s/ Lee A. Kann
                                           -------------------------------------
                                           Lee A. Kann